EXHIBIT 10.13

                          RIV ACQUISITION HOLDINGS INC.
                      3753 Howard Hughes Parkway, Suite 101
                             Las Vegas, Nevada 89109


                                            March 26, 2007

Board of Directors
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:  Jeffrey Silver

Dear Members of the Board:

We are pleased to advise you that the private investment group that owns Riv Acquisition Holdings Inc. proposes to acquire all of the issued and outstanding stock of Riviera Holdings Corporation at a price of $27.00 per share in cash. Subject to the conditions described below, we are prepared to immediately enter into a merger agreement with Riviera on substantially the same terms as the April 5, 2006 merger agreement between our acquisition vehicles and Riviera. We believe that our proposal has the support of other large stockholders, whom we understand have contacted you directly to confirm the same. We are also prepared to quickly provide to the Board commitments for the necessary financing to complete the proposed transaction.

Our proposal represents a significant premium to Riviera's recent trading price. It also represents an even greater premium to the share price of $12.66 on February 14, 2005, the day before Riviera announced that it had hired Jefferies & Co. to explore strategic alternatives, as well as to the share price of $13.42 immediately following Riviera's announcement on November 8, 2005 that it had terminated its strategic process. Our offer also represents a multiple of 13.5 times 2006 EBITDA. Accordingly, our investment group believes that our offer is in the best interest of Riviera's stockholders, and we hope that the Board will see fit to accept it.

Our investment group is led by Paul C. Kanavos and Robert Sillerman, the managing members of New York-based Flag Luxury Properties, LLC, 30-year Las Vegas-based real estate developer Brett Torino and Barry Sternlicht, Chairman and CEO of Starwood Capital Group.

Our proposal is conditional upon the Board (1) amending Riviera's bylaws to provide that control share acquisition and business combination provisions of the Nevada corporate statute do not apply to further acquisitions of shares by our investment group and (2) waiving the application of the voting restrictions contained in Riviera's articles of incorporation regarding "substantial stockholders" with respect to our investment group. We will also require Riviera's cooperation in order to update our due diligence review of the company, which we last conducted in connection with the April 5, 2006 merger agreement, and which we believe can be completed expeditiously.


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The conditions to closing the proposed transaction would be substantially the same as were contained in the April 5, 2006 merger agreement. These conditions include obtaining all necessary approvals from the gaming authorities in Nevada and Colorado. In order to ensure rapid completion of the merger, we are currently examining structuring alternatives that might minimize the need for gaming approval prior to closing. The principals of our investment group have already filed gaming license applications in both Nevada and Colorado, with the exception of Robert Sillerman, who will be filing the same shortly. The conditions to closing will not restrict Riviera's ability to refinance its outstanding secured notes, provided that the refinancing is made on market terms and without prepayment penalty, defeasance or premium, nor do we otherwise intend to restrict Riviera's ability to conduct its business in the ordinary course while the merger is pending. Our investment group is prepared to assist Riviera in refinancing its outstanding secured notes, and intends to redeem or otherwise repay all of Riviera's such notes or any successor notes or other indebtedness upon completion of the merger. We are also prepared to honor the salary continuation packages currently in place that have been negotiated with management as well as the change-of-control provisions in all currently outstanding stock option awards.

Our investment group believes that time is of the essence and requests that a meeting or a conference call be scheduled as soon as possible with representatives of the Board in order to discuss our proposal and set a timetable for swift execution of a merger agreement. Please respond to us by 5:00 p.m. PST on March 30, 2007. If we do not receive a response by such time, we will have to assume that the Board does not wish to discuss our proposal any further.

We look forward to working together with the Board to arrive at a transaction that will substantially benefit Riviera and its stockholders.

Very truly yours,



Paul C. Kanavos


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